Exhibit 5.1

ARGO Law

De Keyserlei 5/15

B-2018 Antwerpen

January 22, 2015

Euronav NV

De Gerlachekaai 20

2000 Antwerpen

Belgium

Re: Euronav NV

Ladies and Gentlemen:

We have acted as Belgian counsel to Euronav NV, a company incorporated under the laws of the Kingdom of Belgium (the “Company”), in connection with (i) the Company’s registration statement on Form F-1 (File No. 333-198625), including the prospectus contained therein (the “Prospectus”), as originally filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 8, 2014, as thereafter amended or supplemented (the “Initial Registration Statement”), relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the initial public offering of the Company’s ordinary shares, no par value; and (ii) the Company’s registration statement filed pursuant to Rule 462(b) of the Securities Act on January 22, 2015, which incorporates by reference the Initial Registration Statement (the “Additional Registration Statement”), for the purpose of registering additional ordinary shares (such additional ordinary shares, the “Additional Ordinary Shares”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Initial Registration Statement, the Additional Registration Statement, and such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Additional Registration Statement to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Additional Registration Statement and all of the instruments, agreements and other documents relating thereto or executed in connection therewith, and (iii) all Additional Ordinary Shares will be issued in compliance with applicable U.S. federal and state securities and other laws (other than the laws of the Kingdom of Belgium in respect of which we are opining).

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Kingdom of Belgium, the Additional Ordinary Shares have been duly authorized and when issued, sold and paid for as contemplated in the Additional Registration Statement, the Additional Ordinary Shares will be validly issued, fully paid for and non-assessable.

This opinion is limited to the law of the Kingdom of Belgium as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Additional Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder with respect to any part of the Additional Registration Statement.

Very truly yours,
/s/ Argo Law